QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 12.1

Euramax International, Inc.
Statement of Computation of Ratio of Earnings to Fixed Charges

	Years ended												Five months ended		Four months ended		Nine months ended
	December 25, 1998		December 31, 1999		December 29, 2000		December 28, 2001		December 27, 2002		Pro forma (1) December 27, 2002		May 23, 2003		September 26, 2003		Pro forma(1) September 26, 2003
Earnings:
Earnings before income taxes	$23,137		$22,576		$8,998		$10,251		$31,289		$26,269		$11,146		$13,833		$22,166
Fixed charges	26,289		24,475		28,259		27,599		25,278		27,490		10,348		8,372		20,641

Total earnings	49,426		47,051		37,257		37,850		56,567		53,759		21,494		22,205		42,807

Fixed charges:
Interest expense	24,204		22,369		26,376		25,727		23,034		25,246		9,294		7,443		18,658
Implicit interest in rent expense	2,085		2,106		1,883		1,872		2,244		2,244		1,054		929		1,983

Total fixed charges	26,289		24,475		28,259		27,599		25,278		27,490		10,348		8,372		20,641

Ratio of earnings to fixed charges	1.88	x	1.92	x	1.32	x	1.37	x	2.24	x	1.96	x	2.08	x	2.65	x	2.07	x

(1)
Giving pro forma effect to the transactions and assumptions described in "Unaudited Pro Forma Condensed Consolidated Financial Statements" as if they had occurred on December 29, 2001 and December 28, 2003, respectively.

QuickLinks

  EXHIBIT 12.1
Euramax International, Inc. Statement of Computation of Ratio of Earnings to Fixed Charges